EXHIBIT 24.1

CONFIRMING STATEMENT

This Statement confirms that Anita G. Zucker has authorized and designated George S. King, Jr. or Suzanne Hulst Clawson to execute and file on her behalf all Forms 3, 4, and 5 (including any amendments thereto) that she may be required to file with the U. S. Securities and Exchange Commission as a result of her ownership of or transactions in securities of Vicon Industries, Inc. The authority of George S. King, Jr. and Suzanne Hulst Clawson under this Statement shall continue until the undersigned is no longer required to file Forms 3, 4, and 5 with regard to her ownership of or transactions in securities of Vicon Industries, Inc., unless earlier revoked in writing. The undersigned acknowledges that neither George S. King, Jr. nor Suzanne Hulst Clawson is assuming any of the undersigned's responsibilities to comply with Section 16 of the Securities Exchange Act of 1934.

Date:  October 13, 2009                    s/ Anita G. Zucker
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                                         Anita G. Zucker